SOFTWARE HOSTING AND LICENSING AGREEMENT

This SOFTWARE HOSTING AND LICENSING AGREEMENT ("Agreement") is made as of April 27, 2001 ("Effective Date") by and between PETROLEUM PLACE, a corporation organized under the laws of Delaware and having its principal place of business at 1099 18th Street, Suite 2950, Denver, CO. 80202 ("Vertical Solution Provider"), and AUTODESK, INC, a corporation organized under the laws of Delaware and having its principal place of business at 111 McInnis Parkway, San Rafael, California 94903 ("Autodesk").

This Agreement consists of this Cover Sheet, the attached Terms and Conditions and any Exhibits attached thereto. Each Party has read, understands and agrees to the terms and conditions of this Agreement.

IN WITNESS WHEREOF, the parties have caused this Agreement to be executed and do each hereby warrant and represent that their respective signatory whose signature appears below has been and is on the Effective Date of this Agreement duly authorized by all necessary and appropriate corporate action to execute this Agreement.

AUTODESK, INC.

Signature:

Title:

Printed Name:

Date:

VERTICAL SOLUTION PROVIDER
Signature: /s/Jeffrey M. Holben
Title: VP, CFO
Printed Name: Jeffrey M. Holben
Date: April 27, 2001

Notices under this Agreement shall be in writing and delivered to:

Autodesk, Inc.
111 McInnis Parkway
San Rafael, California 94903
Attn: General Counsel
Phone: 415-507-5000
Fax: 415-507-6126

Petroleum Place Vertical Solution Provider
1099 18th Street, Suite 2950
Denver, CO 80202
Attn: Richard Hermann
Phone: 303-390-9400
Fax: 303-390-9401

1. DEFINITIONS.

A. "Application" shall mean any operating system, database software, application or other software, including bug fixes, new versions, updates, improvements and enhancements offered by Vertical Solution Provider in connection with providing the Hosting Services as approved by Autodesk. Each approved Application is set forth in Exhibit A.

B. "Content" shall mean the content, owned or licensed by Vertical Solution Provider that is served to End Users in conjunction with the Software and the Application as approved by Autodesk. The approved Content is set forth in Exhibit A.

C. "End User" shall mean each unique individual or "seat" having access to the embedded Software and the Application and/or Content through the Hosting Services via a personal computer or a wireless device. For avoidance of doubt, wherein a company may have a single access code or password, each employee accessing the Hosting Services shall be treated individually meaning a single company may have multiple End Users. Similarly, Vertical Solution Provider may license the Software to an end User who in turn provides the Software to sub-end users. Each individual who has access to the Software is considered an End User.

D. "End User License Agreement" shall mean the terms and conditions under which Autodesk is granting a license for the Software to Vertical Solution Provider and the plug-in/viewer to an end User of such Software. A copy of the end User License Agreement is attached as Exhibit D.

E. "Gross Revenue" shall mean gross dollar sums invoiced by Vertical Solution Provider from the license, sublicense and/or subscription of the Hosting Services or the Application and/or Content wherein the Software is utilized in any way.

F. "Hosting Centers" shall mean Vertical Solution Provider Internet application hosting and data centers where the Servers will be located and the Software will be installed for hosting purposes pursuant to this Agreement.

G. "Hosting Services" shall mean servers owned or licensed by Vertical Solution Provider that serve Web pages on which the Software is run in conjunction with the Application and/or Content, and any other third party software or hardware necessary for Vertical Solution Provider to provide End Users with access to applications and data. For purposes of this Agreement, the Hosting Services shall include all services offered by Vertical Solution Provider that use the Software, or any part thereof , in any way.

H. "Internet" shall mean the World Wide Web, comprising all the resources and users on the Internet, and designed to allow navigation of the network of computers through the use of graphical user interfaces and hypertext links.

I. "Market" shall mean services provided to the upstream petroleum industry associated with the discovery, evaluation, acquisition, and divestiture and ongoing management of petroleum properties.

J. "Power Units" shall mean the calculation of the number of Central Processing Units ("CPU's") per Server multiplied by the number of Servers multiplied by the megahertz (MHz) of the highest processor.

K. "Servers" shall mean the computer hardware located in the Hosting Centers used to host and deliver the Software.

L. "Software" shall mean the Web-based server version of the Autodesk software including any extensions as set forth in Exhibit B, in object code form.

M. "Term" The term of this Agreement shall commence on the Effective Date and shall continue for a period of one (1) thereafter ("Term"), unless earlier terminated pursuant to Section 9B.

N. "Territory" shall mean all area in which the approved application may be offered to End Users as set forth in Exhibit A.

2. LICENSE GRANT.

A. License Grant. Subject to the terms of this Agreement, Autodesk hereby grants to Vertical Solution Provider a non-exclusive, non-transferable right and license under Autodesk's intellectual property and other proprietary rights to: (i) install the number of Software copies as paid for as set forth in Exhibit B with the Application and/or Content on Servers located at the Hosting Centers; (ii) use the Software pursuant to the terms and conditions of the End User License Agreement as amended herein to deliver the Hosting Services; and (iii) display and operate the Software from the Servers only in conjunction with the Hosting Services and the Application and/or Content for access solely by End Users in Market and Territory; and (iv) develop new applications on the Software.

B. Limitation of License. Notwithstanding the foregoing, the License granted hereunder shall be limited at all times by the following:

(i) Vertical Solution Provider may not permit access to the Software as a stand alone product without the Application and/or Consent.

(ii) End Users shall be permitted to access and use the Software through the Servers at all times to the extent the Servers can continue to run the Software at the speed and with the quality reasonably required by Autodesk.

(iii) Each End User of the Software (plug-in) shall be directed to Vertical Solution Provider's website for download of the applicable Software. End User shall register and agree to the terms and conditions set forth in the End User License Agreement, prior to being permitted access to the Software. Vertical Solution Provider shall provide a quarterly report to Autodesk including the registration information for each End User that has downloaded the Software (plug-in) from Vertical Solution Provider. Vertical Solution Provider shall collect the following registration information as disclosed b individual End Users to be included in the said quarterly report: (a) name of company; (b) contact person; (c) address; (d) telephone number; and (e) email address;

(iv) Vertical Solution Provider shall not de-compile, reverse engineer, or otherwise attempt to derive the source code version of the Software (and shall prohibit any third party, End User, licensee, sub-end user or employee from doing the same).

(v) Vertical solution Proveder may not host, distribute, license or sell newly developed applications to the Software unless authorized by Autodesk by written Addendum to this Agreement.

(vi) Ownership. Notwithstanding the rights and licenses granted herein, Autodesk and its licensors shall retain all right, title and ownership rights in and to the Software, and nothing contained in this Agreement shall be deemed to transfer to Vertical Solution Provider any ownership rights or interest therein.

D. Non-Exclusive Relationship. Each party acknowledges that the relationship hereunder is non-exclusive and either party may enter into similar or identical arrangements with third parties.

E. Software Integration Defects. The parties acknowledge that, except as otherwise provided in this Agreement, Vertical Solution Provider is solely responsible for the performance of the Software as it is integrated with the Application, and/or Content to provide the Hosting Services.

3. PAYMENT: FEE'S AND REPORTING REQUIREMENTS

A. Fees.

(i) License Fee. Upon execution of this Agreement and upon any renewal term of this Agreement, Vertical Solution Provider shall submit a purchase order to Autodesk and Autodesk shall invoice Vertical Solution Provider for a non-refundable annual license fee for the Software as set forth in Exhibit B. Payment terms are net thirty (30) days from the date of invoice.

(ii) Use Fee. Vertical Solution Provider shall make quarterly payments to Autodesk based on the number of Power Units used ("Use Fee") within thirty (30) days following the end of each quarter.

(iv) Support Fee. Upon execution of this Agreement and upon any renewal Term of this Agreement, Vertical Solution Provider shall submit a purchase order to Autodesk and Autodesk shall invoice Vertical Solution Provider for a non-refundable annual ("Support fee") as set forth in Exhibit C. Payment terms are net thirty (30) days from the date of invoice.

(v) Shipping and Delivery. Shipment shall be to Vertical Solution Provider's address set forth in the purchase order. Shipment shall be F.O.B. Autodesk's manufacturing plant. Vertical Solution Provider shall be responsible for all shipping expenses, duties and similar charges which shall appear as additional items on Autodesk's invoice to Vertical Solution Provider.

(vi) Payment and Interest. Any amounts due under this Agreement are due within thirty (30) days from the date such payment was originally due (license and support fees thirty (30) days from date of invoice; Use Fees the thirtieth (30th) day following each calendar quarter). all amounts under this agreement shall be paid in United States dollars. Any amounts under this Agreement that are not paid by Vertical Solution Provider when due shall bear interest at a rate of 1.5% per month or the maximum rate permitted by law, whichever is higher. In the event that any amount due hereunder is not paid within thirty (30) days, Autodesk may terminate this Agreement.

(vii) Taxes. Except for taxes based solely upon net income of Autodesk, all taxes, assessments, levies, duties, and charges of any kind, imposed by federal, state, local or other governmental agencies with respect to this Agreement shall be paid by, and shall be the sole responsibility of Vertical Solution Provider, including but not limited to, any sales, use, or value-added tax, and any import or export taxes or duties.

(viii) Collections. In the event that Autodesk resorts to legal remedies to collect any fees due under this Agreement, Vertical Solution Provider shall pay all of Autodesk's costs and expenses (including reasonable attorneys' fees) to enforce and preserve Autodesk's rights under this section.

B. Reporting.

(i) Usage Reporting. Within thirty (30) days of the close of each calendar quarter, Vertical Solution Provider shall provide Autodesk with a detailed revenue report showing how the Use Fee was calculated (Power Units used (CPUs per Server X No. of Servers x MHz of the highest Processor)). This usage report shall accompany the appropriate Use Fee. Promotional uses of the Software shall be included in this usage report even though no Use Fee shall be due on approved promotional purposes. Autodesk may request reasonable changes to the information on the form of the usage report on written notice to Vertical Solution Provider.

(ii) Audits. Not more than once in any six (6) month period, Autodesk, in its sole discretion, may conduct an audit of the financial and other records of Vertical Solution Provider directly related to calculation of the Royalty Fees or the installation or use of the Software for the purpose of validating the Royalty Fees and otherwise ensuring that Vertical Solution Provider is in compliance with the terms and conditions of this Agreement. Such audits shall be conducted at Vertical Solution Provider's location during normal business hours upon five (5) days advance notice to Vertical Solution Provider. Autodesk shall bear its cost of such audit, unless the audit reveals that (a) Vertical Solution Provider has underpaid Autodesk by more than ten percent (10%); or (b) Vertical Solution Provider has otherwise materially breached this Agreement. Any underpaid amounts shall be due and payable by Autodesk on a net five (5) day basis from the date such underpayment or overdue license fee is discovered and shall bear interest at a rate of 1.5% per month or the maximum rate permitted by law, whichever is higher, from the date such payment was originally due.

4. VERTICAL SOLUTION PROVIDER HOSTING.

A. Security Measures. Vertical Solution Provider shall maintain an adequate level of security measures in order to prevent unauthorized access to the Software. In the event Vertical Solution Provider cannot satisfactorily resolve any issue of systematic unauthorized access, Autodesk may, at its sole option and in conjunction with any remedies it may have against Vertical Solution Provider at law or in equity, terminate this Agreement.

B. Inspection. Upon five (5) days advance notice to Vertical Solution Provider, Autodesk technicians shall be permitted to enter the Hosting Centers during normal business hours for the purpose of inspecting and auditing the Servers and ensuring that Vertical Solution Provider is in compliance with its obligations under this Agreement. In the event Vertical Solution Provider contracts with a third party for the Hosting Center, Vertical Solution Provider shall ensure in its contact with the third party that Autodesk has a right to inspect the Servers for compliance with the terms of this Agreement. This inspection right shall survive termination of this agreement of this Agreement for one (1) year.

C. Maintenance. Vertical Solution Provider shall be solely and exclusively responsible for, including any costs associated with, the care, up-keep, maintenance, operation, security, safeguarding and upgrade of the Servers.

5. SUPPORT.

A. Vertical Solution Provider Support Responsibilities. Vertical Solution Provider shall be solely responsible for supporting the Software, the Application and/or Content as part of the Hosting Services.

B. Autodesk Support Responsibilities. Vertical Solution Provider shall enroll in the Support Program as set forth in Exhibit C and pay the annual support fee. Vertical Solution Provider shall tender a purchase order to Autodesk and Autodesk shall invoice Vertical Solution Provider for the support fee upon execution of this Agreement. An annual support fee shall be due upon commencement of each renewal Term of this Agreement at Autodesk's then current rates.

(i) if requested by Vertical Solution Provider, Autodesk may provide onsite Software orientation and integration assistance to Vertical Solution Provider at a rate of one thousand six hundred ($1,600.00 USD) dollars per day, per person plus reasonable travel, lodging and per diem expenses.

(ii) In the event that Vertical Solution Provider is not current on its support or service fees, Autodesk shall not be obligated to provide any technical support or services.

6. BRANDING.

A. Marketing. Vertical Solution Provider shall actively market and promote the Hosting Services in the Territory.

B. Press Release/Advertising. Either party may publicly announce the relationship and market the Application and/or Content on its web site as well as in promotional materials to third parties and customers. Any press releases will be submitted to the other party for prior approval, not to be unreasonably withheld. Neither party may issue any press releases or marketing materials which include the other party and/or its Software or Application/Content as applicable, without prior approval from the other party, not be unreasonably withheld.

C. Representative. Each party shall designate an account management resource to act as a single point of contact for all necessary sales and marketing communications.

7. TRADEMARKS.

A. Trademarks. Each party grants the other a, non-exclusive, non-transferable, royalty-free right to display during the term of this Agreement the trademarks, service marks, names and/or logos made available by such party (the "Marks"), subject to the terms of this Agreement and each party's standard trademark usage standards. In the event either party determines that the other's use of the applicable Marks is inconsistent with the applicable mark holder's quality standards, then upon written request and within two (2) days, the noticed party shall conform its use of the Marks to the applicable standards. If either party fails to modify its use of the Marks as so specified, then the owner of such Marks shall have the right to suspend use of its Marks or terminate this Agreement. any use of the Marks shall inure to the benefit of and be on behalf of the owner of such Marks. neither party will attempt to register the Marks of the other party, whether alone or in combination with other trademarks, trade names, service marks or logos, and agrees to do nothing inconsistent with the ownership of the Marks.

8. COMPLIANCE WITH LAWS.

A. Export Compliance. Vertical Solution Provider shall comply with all laws and regulations of the Territory applicable to the marketing, license and support of the Software, execution or performance of this Agreement, as well as with all export laws, regulations and controls of the Territory and of the United States of America.

B. Compliance with Laws Indemnification. Vertical Solution Provider agrees to indemnify Autodesk against any claim demand action, proceeding, investigation, loss, liability, cost and expense, including attorney's fees, suffered or incurred by Autodesk and arising out of or related to any violation (whether intentional or non-intentional) by Vertical Solution Provider, its employees, agents or representatives of this Section 8.

9. TERM AND TERMINATION.

A. Term. This Agreement shall automatically renew for subsequent one (1) year Terms unless either party gives written notice to the other of it's intention not to renew this Agreement before the end of the then-current Term.

B. Termination.

(i) Termination for Breach. If either party breaches any material term or condition contained in this Agreement, or Exhibits hereto, which can be cured, and such breach is not cured within thirty (30) days after receipt of written notice, then the non-breaching party may immediately terminate this Agreement.

(ii) Insolvency. Either party may terminate this Agreement by written notice if such party makes a general assignment for the benefit of creditors, files a voluntary petition of bankruptcy, suffers or permits the appointment of a receiver for its business or assets, or becomes subject to any proceedings under any bankruptcy or insolvency law, whether domestic or foreign, or has wound up or liquidated, voluntarily or otherwise. In the event that any of the above events occur, the suffering party shall immediately notify the other party of its occurrence.

(iii) Termination for Convenience. Either party may terminate this Agreement upon ninety (90) days advance written notice to the other. in the event of termination in accordance with the terms of this Agreement, neither party shall be liable to the other, for compensation, reimbursement or damages on account of the loss of prospective profits or expenditures, inventory, investments or commitments in connection with this Agreement. Termination shall not, however, relieve either party of obligations incurred prior to the termination.

(iv) Obligations upon Termination or Conclusion. Upon termination of this Agreement pursuant to any of the subsections above, or upon the natural conclusion of this Agreement, the licenses granted hereunder shall terminate immediately. Royalties are due to Autodesk through the effective date of termination. Upon termination, all then outstanding payment obligations shall become immediately due and payable.

(v) Return of Software. Upon termination of this Agreement, Vertical Solution Provider shall promptly discontinue all use of the Software and destroy or return to Autodesk the original and any and all copies of the Software and any proprietary materials of Autodesk that may be in its possession and immediately cease distributing, serving or allowing access to the Software or the Application or Content offered in conjunction with the Software.

10. WARRANTY.

A. Autodesk Warranty. Autodesk warrants to Vertical Solution Provider only that: (i) the media on which the Software is furnished will be free from defects in materials and workmanship under normal use upon delivery and operates in substantial compliance with its published documentation for a period of ninety (90) days; (ii) the Software, when delivered to Vertical Solution Provider, shall be free of any viruses, trojan horses, trap doors, back doors, easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, interfere with, intercept, or expropriate any system data or personal information.

B. EXCEPT FOR THE ABOVE WARRANTIES, AUTODESK MAKES AND VERTICAL SOLUTION PROVIDER RECEIVES, NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY, OR IN ANY COMMUNICATION WITH VERTICAL SOLUTION PROVIDER, AND AUTODESK SPECIFICALLY DISCLAIMS ANY OTHER WARRANTY INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AUTODESK DOES NOT WARRANT THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE OR THAT THE SOFTWARE WILL FUNCTION IN CONJUNCTION WITH VERTICAL SOLUTION PROVIDER'S APPLICATION AND/OR CONTENT.

C. Vertical Solution Provider Warranty. Vertical Solution Provider represents and warrants to Autodesk that: (i) it has all necessary rights in and to all copyrights, patents and other proprietary rights associated with the Application and/or Content and its exploitation in the Territory and rights to offer the Hosting Services as contemplated hereunder; (ii) the Application and/or Consent and the use as described hereunder do not violate any other third party rights, including but not limited to intellectual property rights; and (iii) the Application and/or Content shall be free of any viruses, trojan horses, trap doors, back doors, easter eggs, worms, time bombs, cancelbots or other computer programming routines that are intended to damage, interfere with, intercept, or expropriate any system data or personal information.

11. LIMITATION OF LIABILITY.

UNDER NO CIRCUMSTANCES SHALL EITHER PARTY BE LIABLE TO THE OTHER PARTY FOR INDIRECT, INCIDENTAL, CONSEQUENTIAL, SPECIAL OR EXEMPLARY DAMAGES, LOST PROFITS, LOST USE OF EQUIPMENT, LOSS OF STORED MEMORY, COST OF SUBSTITUTE EQUIPMENT OR OTHER DOWNTIME COSTS, REGARDLESS OF WHETHER SUCH LIABILITY IS BASED ON BREACH OF CONTRACT, TORT, STRICT LIABILITY, BREACH OF WARRANTIES, FAILURE OF ESSENTIAL PURPOSE OR OTHERWISE, (EVENT IF THAT PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES), OR FOR ANY CLAIM AGAINST THE OTHER BY ANY OTHER PARTY ARISING FROM THE RELATIONSHIP CONTEMPLATED BY THIS AGREEMENT. AUTODESK'S ENTIRE LIABILITY AND VERTICAL SOLUTION PROVIDER'S SOLE AND EXCLUSIVE REMEDY FROM ANY CAUSE OF ACTION WHATSOEVER INCLUDING, BUT NOT LIMITED TO, NONPERFORMANCE, INFRINGEMENT OR MISREPRESENTATION, AND REGARDLESS OF THE FORM OF ACTION, WHETHER IN CONTRACT, TORT OR ANY OTHER LEGAL THEORY, IS LIMITED TO, AND WILL NOT EXCEED THE AMOUNTS PAID TO AUTODESK UNDER THIS AGREEMENT.

12. INDEMNITY.

A. Indemnification by Autodesk. Autodesk shall indemnify, hold harmless and defend, at its expense, any action brought against Vertical Solution Provider alleging that the Software, as delivered to Vertical Solution Provider by Autodesk, infringes on any registered, North American copyright, patent, or other intellectual property right, provided that Vertical Solution Provider promptly notifies Autodesk in writing of any claim, gives Autodesk sole control of the defense and settlement thereof, and provides all reasonable assistance in connection therewith. If the Software is finally adjudged to so infringe, Autodesk shall, at its option, (a) procure for Vertical Solution Provider the right to continue using the Software; (b) modify or replace the Software so there is no infringement; or (c) accept return of the Software and refund the license fee. Autodesk shall have no liability regarding any claim arising out of the use of the Software in combination with the Hosting Services, the Application, and/or Content, the Servers or any other third party products if the infringement would not occur but for such combination. This section states Vertical Solution Provider's sole and exclusive remedy with respect to claims of infringement.

B. Indemnification by Vertical Solution Provider. Vertical Solution Provider shall indemnify, hold harmless and defend, at its expense, any action brought against Autodesk relating to: (i) any omission or inaccuracy in Vertical Solution Provider advertisement or promotional materials with respect to the Hosting Services; (ii) any content on any site owned or operated by Vertical Solution Provider; or (iii) any Application or Content infringing on the intellectual property or any other right of any third party, violating any applicable law, statute, ordinance or regulation, being defamatory, libelous, lewd, pornographic or obscene, violating any laws regarding unfair competition, anti-discriminating or false advertising; promoting violence or containing hate speech or containing viruses, trojan horses, worms, time bombs, cancelbots or other similar harmful or deleterious programming routines, provided that Autodesk promptly notifies Vertical Solution Provider in writing of any claim and gives Vertical Solution Provider sole control of the defense.

13. CONFIDENTIALITY.

A. Confidential Information. The parties acknowledge that, in the course of their dealings hereunder, each may acquire information about the other, its business activities and operations, its technical information and its trade secrets, all of which are proprietary and confidential (the "Confidential Information"). Each party agrees that the terms of this Agreement and any customer information shall be deemed the Confidential Information. During the term of this Agreement and for a period of two (2) years thereafter, each party hereby agrees that: (i) all Confidential Information shall remain the exclusive property of the disclosing party; (ii) it shall maintain, and shall use prudent methods to cause its employees, its agents to maintain, the confidentiality and secrecy of the Confidential Information; (iii) it shall use prudent methods to ensure that its employees and its agents do not copy, publish, disclose to others or use (other than pursuant to the terms hereof) the Confidential Information; and (iv) it shall return all copies of Confidential Information upon request of the other party, or at its sole option destroy all copies of the Confidential information and provide the other party with certification of such destruction. Notwithstanding the foregoing, Confidential Information shall not include any information to the extent that it: (i) is or becomes a part of the public domain through no act or omission on the part of the receiving party; (ii) is disclosed to third parties by the disclosing party without similar restriction on such third parties; (iii) is in the receiving party's possession without the receiving party's actual or constructive knowledge of an obligation of confidentiality with respect thereto, at or prior to the time of disclosure under this Agreement; (iv) is disclosed to the receiving party by a third party having no obligation of confidentiality with respect thereto; (iv) is independently developed by the receiving party without reference to the disclosing party's Confidential Information; or (vi) is released from confidential treatment by written consent of the disclosing party.

B. Disclosure of Confidential Information. If, however, disclosure regarding the Confidential Information is required by law, court order, or regulation, then disclosure shall be permitted, but only after the appropriate party is given the opportunity to review and reasonably revise all such written disclosure or seek a protective order over such Confidential Information. Under such circumstances, a copy of any such written documentation shall be provided to the other party at least three (3) business days prior to its expected disclosure.

14. GENERAL.

A. Entire Agreement, This Agreement, together with any, Exhibits and amendments hereto, and any non-disclosure agreement previously executed between the parties, wet forth the entire understanding between the parties, and supersede any and all prior or contemporaneous (oral or written) agreements or understandings between the parties, as to the subject matter of this Agreement. This Agreement may be modified only in a written document signed by both parties. This Agreement shall be binding upon and shall inure to the benefit of the undersigned parties and their respective successors and any permitted assigns.

B. Assignment. Vertical Solution Provider may not assign this Agreement, or sublicense, assign or delegate any right or duty hereunder, without the prior written consent of Autodesk. However, either party may assign this Agreement to its parent companies or a subsidiary upon written notice to the other party.

C. Survival of Certain Provisions. Notwithstanding the termination or expiration of this Agreement, the rights and obligations that by their nature survive, shall survive termination or expiration of this Agreement.

D. Force Majeure. In no event shall either party be liable to the other for any delay or failure to perform hereunder, except the obligation to pay monies owed, which delay or failure to perform is due to causes beyond the control of said party including, but not limited to, government restrictions, exchange or market rulings, labor strike, war, act of civil or military authority, sabotage, epidemic, flood, earthquake, fire, other natural disaster, or any other event, condition or occurrence beyond the reasonable control of such party.

E. Waiver. The failure of either party at any time to require performance by the other party of any provision hereof shall in no way affect the full right to require such performance at any time thereafter, nor shall the waiver by either party of a breach of any provision hereof be taken or held to be a waiver of any succeeding breach of such provision or as a waiver of the provision itself.

F. Severability. If any provision of this Agreement or the Application thereof to any person or circumstances shall to any extent be held to be invalid or unenforceable, the remainder of this Agreement, or the Application of such provisions to persons or circumstances as to which it is not held to be invalid or unforceable, shall not be affected thereby, and each provision shall be valid and be enforced to the fullest extent permitted by law.

G. Counterparts. This Agreement may be executed by the parties in counterparts, each of which shall constitute an original but all of which, when taken together, shall constitute an agreement.

H. Relationship of the Parties. This Agreement does not and shall not be deemed to constitute a partnership or joint venture between the parties and neither party nor any f their respective directors, officers, employees or agents shall, by virtue of the performance of their obligations under this Agreement, be deemed to be an agent or employee of the other.

I. Governing Law. This Agreement shall be governed by, and construed in accordance with the laws of the State of California without regard to its conflict of laws principles. Any action brought against either party pursuant to this Agreement will be filed in the state or federal courts in San Fransisco, California and each party submits to personal jurisdiction thereto.

EXHIBIT A

VERTICAL SOLUTION PROVIDER APPLICATION (CONTENT)

If multiple Applications, please complete a separate sheet for each.

Application Name: _____________________________________________________________________

Application Description (if multiple modules, give description of each):

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

Primary Market(s) and Users:

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

Market Size (# potential companies and avg. # users/co):

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

Autodesk Software to be hosted in conjunction with this Application:

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

Hosting Services

Server Configuration:

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

Specified server configuration:

_____________________________________________________________________________________

_____________________________________________________________________________________

_____________________________________________________________________________________

EXHIBIT B

AUTODESK SOFTWARE
Required Software	Number of Copies
Autodesk MapGuide® Server Release 5	2
Autodesk MapGuide® Author Release 5	5
Autodesk MapGuide® Client Release 5 (available by download)	2
Autodesk MapGuide® LiteView Extension	2
License Fee: $10,000.00
Additional Optional Software	License Fee Per Copy
Autodesk MapGuide® Data Extension for Oracle8iSpatial	$15,000.00
Autodesk MapGuide® Data Extension for SHP (when and if available)	3,000.00
Autodesk MapGuide® Data Extension for DWG (when and if available)	$300.00
*When available, additional future Data Extensions, if any, will be offered for the applicable License Fee.
User Fees
Autodesk MapGuide® (Server, Author & Client)	$25.00/Power Unit
Autodesk MapGuide® Lite View Extension	$10.00/Power Unit
Autodesk MapGuide® Data Extension for Oracle8i SpacialDWG	$10.00/Power Unit

*For the first and second quarters of this Agreement (through July 31, 2001) Vertical Solution Provider shall receive a discount on its total Use Fee - Autodesk will only charge Vertical Solution Provider for one (1) processor at 733 MgHz. The third and fourth quarters will be charged per regular use..

**Use Fees are only due if utilized in the Hosting Services.

EXHIBIT C

AUTODESK PREMIER
EXPERT SUPPORT SERVICES

1. SUPPORT SERVICES.

Autodesk will provide to Vertical Solution Provider with post-sale; technical product support for the current shipping release of the Software as set forth below:

A. Unlimited Inquiries - Vertical Solution Provider may designate two (2) individuals "Authorized Callers", as specified by Autodesk in Exhibit A, who may contact Autodesk by telephone or through Email during normal business hours (6:00 a.m. -5:00 p.m. Pacific standard time). There will be, no support assistance on weekends or holidays. There is no limit on the frequency or duration of Vertical Solution Provider's support inquiries. Autodesk shall use reasonable efforts to respond to any telephone inquiries within four (4) hours and Email requests within twenty-four (24) hours.

B. Quarterly Conference Call - Autodesk will conduct a quarterly conference call with Vertical Solution Provider to discuss account history, any open issues, and upcoming events. The time of each call shall be mutually scheduled between the parties.

C. Electronic Support Program - To help Vertical Solution Provider solve typical support requests, Autodesk shall provide Vertical Solution Provider with electronic support, for example technical white papers or a support information database. This support information will be made available to Vertical Solution Provider via the Internet or may be provided with the Autodesk software products purchased separately from this Agreement.

2. PRICE.

The price for Autodesk Premier Expert Support Service is US four thousand nine hundred ninety-five ($4,995.00) dollars per year ("Annual Support Fee"). An annual support fee shall be due upon commencement each renewal Term of this agreement at Autodesk's then current rate. Autodesk shall submit an invoice to Vertical Solution Provider upon receipt of an executed Agreement for the Annual Support Fee. The full invoiced amount shall be due within thirty (30) days of the date of the invoice.

3. WARRANTIES AND LIMITATIONS.

Autodesk warrants that it will use reasonable efforts to provide technical product support per the terms of this Agreement. Autodesk does not warrant that it will be able to answer all of Vertical Solution Provider's questions about the Software as employed by Vertical Solution Provider in its Application and/or Content in the Hosting Services, or that Autodesk will be able to suggest solutions or workarounds for all difficulties or errors encountered by Vertical Solution Provider. The express warranty in this paragraph is the only warranty given by Autodesk with respect to the support furnished hereunder.

Technical support under this Agreement is limited to the Software exclusively. No representation is made, and no guarantee is given that Autodesk will be able to answer questions posed by Vertical Solution Provider regarding hardware, operating systems, networks, or software written by other manufacturers or authors.

AUTODESK MAKES NO OTHER EXPRESS OR IMPLIED WARRANTIES, INCLUDING, BUT NOT LIMITED TO, THE IMPLIED WARRANTIES OF MERCHANTABILITY AND FITNESS FOR A PARTICULAR PURPOSE.

EXHIBIT D

AUTODESK SOFTWARE LICENSE AGREEMENT
(AUTODESK MAPGUIDE)

BY CLICKING "YES" TO PERMIT INSTALLATION OF THE SOFTWARE TO PROCEED, YOU ARE AGREEING TO THE TERMS AND CONDITIONS OF THIS LICENSE AGREEMENT.

IMPORTANT, PLEASE READ THIS FIRST. THIS IS A LICENSE AGREEMENT.

AUTODESK IS WILLING TO LICENSE THE ACCOMPANYING SOFTWARE TO YOU ONLY UPON THE CONDITION THAT YOU ACCEPT ALL OF THE TERMS CONTAINED IN THIS LICENSE AGREEMENT AND ANY SUPPLEMENTARY OR UNIQUE LICENSE TERMS INCLUDED HEREWITH ("AGREEMENT").

READ THE TERMS AND CONDITIONS OF THE AGREEMENT CAREFULLY BEFORE SELECTING THE "YES" BUTTON YOU ARE CONSENTING TO BE BOUND BY THE TERMS OF THE LICENSE AGREEMENT AND THE SOFTWARE WILL BE INSTALLED. IF YOU DO NOT AGREE TO THESE TERMS, CANCEL THE INSTALLATION BY CHOOSING THE "NO" BUTTON, RETURN WITHIN THIRTY (30) DAYS THE SOFTWARE PACKAGE AND ALL OTHER ITEMS IN THE PACKAGE, WITH DATED PROOF OF PURCHASE TO THE LOCATION WHERE YOU ACQUIRED IT FOR A FULL REFUND.

YOUR USE OF THE SOFTWARE ALSO INDICATES YOUR ASSENT TO BE BOUND BY THE LICENSE TERMS SET FORTH HEREIN.

COPYING OF THIS COMPUTER PROGRAM OR ITS DOCUMENTATION EXCEPT AS PERMITTED BY THIS LICENSE IS COPYRIGHT INFRINGEMENT UNDER THE LAWS OF YOUR COUNTRY. IF YOU COPY THIS COMPUTER PROGRAM WITHOUT PERMISSION OF AUTODESK, YOU ARE VIOLATING THE LAW. YOU MAY BE LIABLE TO AUTODESK FOR DAMAGES, AND YOU MAY BE SUBJECT TO CRIMINAL PENALTIES.

1. GRANT OF LICENSE.

Autodesk, Inc. ("Autodesk") grants you a nonexclusive, nontransferable license to use the enclosed program, including the server, the author, the viewers, any extensions, that may be purchased concurrently or at a later date but run with the Autodesk Software (the "Software") and its printed manual and other accompanying material ("Documentation") with equipment owned by you or under your control, according to the terms and conditions of this License Agreement.

LiteView Usage License: The number of LiteView users unlimited for the term of the license.

Transaction Based License: This is a transaction based license. The amount of time during which you can access and use this software and/or the maximum number of server requests you may make is unlimited provided you pay the applicable fees to Autodesk.

View: The license as it relates to any viewer provides for a unique installation of the Autodesk MapGuide Viewer on one computer. If Autodesk MapGuide Viewer is installed on multiple computers, each installation is considered a unique Viewer. If the plug-in, ActiveX or Java Edition Viewer are all installed on the same computer, all are considered one unique Viewer.

Back-Up Copy: Regardless if which version of the Software you have acquired, this License permits you to make only one archival (back-up) copy of the Software. Such archival copy may not be installed on another computer, unless such computer is a partitioned drive of a server to which only the authorized user has access.

In any event, the archival copy may not be used or installed as long as another copy of the Software is installed on any computer. If the Documentation is in printed form, it may not be copied. If the Documentation is in electronic form, you may print out one (1) copy, which may not be copied.

Upgrades: If this Software is labled as an upgrade to software previously licensed to you, you must destroy all copies of the software previously licensed to you replaced by this Software, including any copies resident on your hard disk drive, and return the hardware lock, if any, which accompanied the software previously licensed to you (unless Autodesk explicitly notifies you that the hardware lock is to be used with the upgrade), within sixty (60) days of acquiring this Software.

Autodesk reserves the right to require you to show satisfactory proof that previous copies of the software have been destroyed. If the Software requires a hardware lock to operate and the hardware lock is not returned within the stipulated period, Autodesk reserves the right to charge you, and you shall pay, the difference in price between the upgrade license price and the suggested retail price of this Software. Software patches, if any, provided to you by Autodesk or an authorized third-party in connection with the Software licensed to you hereunder, shall be subject to the terms and conditions of this License Agreement unless otherwise specified at the time of delivery.

Authorization Code: If this Software requires an authorization code, you must register your purchase of this Software product with Autodesk before an authorization code shall be issued to you.

Audit Rights: Autodesk shall have the right to conduct an audit on your premises or by electronic means to ensure that your use of the Software does not exceed the authorized number of users, the amount of time or server requests that you have paid for. In the event any audit discloses a breach of this license, Autodesk reserves the right to terminate this agreement and/or recover damages, attorney's fees, and costs, including the cost of the audit. You agree not to disable any electronic auditing features in the Software.

2. RESTRICTIONS

THIS SOFTWARE MAY NOT BE TRANSFERRED OUTSIDE THE COUNTRY OF PURCHASE, REGARDLESS OF WHETHER SUCH TRANSFER IS ACCOMPLISHED BY PHYSICAL OR ELECTRONIC MEANS.

You May Not:

A. copy the Software or Documentation except as permitted by this license.

B. reverse engineer decompile or disassemble the Software except to the extent permitted by law where this is indispensable to obtain the information necessary to achieve interoperability of an independently created program with the Software or with another program and such information is not readily available form Autodesk or elsewhere. You may not decompile the Software if such information is available by licensing any Autodesk Software Developer's Kit through an Authorized Autodesk Reseller or your local Autodesk office.

C. distribute , rent, loan, lease, sell, sublicense or otherwise transfer all or part of the Software, Documentation or any rights granted hereunder to any other person without the prior written consent of Autodesk, with the exception of Autodesk MapGuide Viewer; SDF Component Toolkit; SDF C++ Toolkit; and SDF Loader, all of which are freely transferable.

D. remove, alter or obscure any proprietary notices, labels or marks from the Software or Documentation.

E. modify, translate, adapt, arrange or create derivative works based on the Software or Documentation for any purpose.

F. utilize any equipment, device, software or other means designated to circumvent or remove any form of copy protection or meeting devise provided by Autodesk in connection with the Software, or use the Software together with any hardware lock, authorization code, serial number, or other copy protection device not supplied by Autodesk directly or through an Authorized Autodesk Reseller.

G. export the Software or Documentation in violation of U.S. or other applicable export control laws.

3. COPYRIGHT

Title and copyrights to the Software, Documentation and accompanying materials and any copies made by you remain with Autodesk. Unauthorized copying of the Software or Documentation, or failure to comply with the above restrictions, will result in automatic termination of this license.

4. LIMITED WARRANTIES/YEAR 2000 WARRANTY

Autodesk warrants (1) that the Software will provide the facilities and functions generally described in the Documentation and that the media on which the Software is furnished, the Documentation accompanying the Software, and any hardware lock or other copy protection device accompanying the Software will be free from defects in materials and workmanship under normal use, and (2) that the Software under normal use shall be able to accurately process date and time data beyond the year 2000 including leap year calculations.

EXCEPT FOR THE ABOVE EXPRESS LIMITED WARRANTIES, AUTODESK MAKES AND YOU RECEIVE NO WARRANTIES, EXPRESS, IMPLIED, STATUTORY OR IN ANY COMMUNICATION WITH YOU, AND AUTODESK SPECIFICALLY DISCLAIMS ANY OTHER WARRANTY INCLUDING THE IMPLIED WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE. AUTODESK DOES NOT WARRANT THAT THE OPERATION OF THE SOFTWARE WILL BE UNINTERRUPTED OR ERROR FREE. The above exclusions may not apply to you as some jurisdictions do not allow the exclusion of implied warranties. In addition to the above warranty rights, you may also have other rights, which vary from jurisdiction to jurisdiction.

Autodesk's entire liability and your exclusive remedy under the warranties made in this License Agreement will be, at Autodesk's option, to attempt to correct or work around errors, to replace the defective media; documentation or copy protection device, or to refund the license fee and terminate this license. This remedy is subject to the return of the defective media, documentation or copy protection device with a copy of your receipt to your local Autodesk office or the Authorized Autodesk Reseller from whom it was obtained within ninety (90) days from the date of its delivery to you. Following expiration of this ninety (90) day period, Autodesk will replace any defective or damaged copy protection device in return for payment of an amount which covers the cost of a replacement device plus a fee for handling and shipment.

5. DISCLAIMER.

TECHNICAL SOFTWARE ARE TOOLS INTENDED TO BE USED BY TRAINED PROFESSIONALS ONLY. THEY ARE NOT SUBSTITUTES FOR YOUR PROFESSIONAL JUDGMENT. TECHNICAL SOFTWARE ARE INTENDED TO ASSIST WITH PRODUCT DESIGN AND ARE NOT SUBSTITUTES FOR INDEPENDENT TESTING OR PRODUCT STRESS, SAFETY AND UTILITY. DUE TO THE LARGE VARIETY OF POTENTIAL APPLICATIONS FOR THE SOFTWARE, THE SOFTWARE HAS NOT BEEN TESTED IN ALL SITUATIONS UNDER WHICH IT MAY BE USED. AUTODESK SHALL NOT BE LIABLE IN ANY MANNER WHATSOEVER FOR THE RESULTS OBTAINED THROUGH THE USE OF THE SOFTWARE. PERSONS USING THE SOFTWARE ARE RESPONSIBLE FOR THE SUPERVISION, MANAGEMENT AND CONTROL OF THE SOFTWARE. THIS RESPONSIBILITY INCLUDES, BUT IS NOT LIMITED TO, THE TERMINATION OF APPROPRIATE USES FOR THE SOFTWARE AND THE SELECTION OF THE SOFTWARE AND OTHER PROGRAMS TO ACHIEVE INTENDED RESULTS. PERSONS USING THE SOFTWARE ARE ALSO RESPONSIBLE FOR ESTABLISHING THE ADEQUACY OF INDEPENDENT PROCEDURES FOR TESTING THE RELIABILITY AND ACCURACY OF ANY PROGRAM OUTPUT, INCLUDING ALL ITEMS DESIGNED BY USING THE SOFTWARE.

6. LIMITATION OF LIABILITY

IN NO EVENT WILL AUTODESK BE LIABLE FOR ANY LOSS OR DAMAGES OF ANY KIND, INCLUDING LOSS OF DATA, LOST PROFITS, COST OF COVER OR OTHER SPECIAL, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES ARISING OUT OF THE USE OR INABILITY TO USE THE SOFTWARE OR DOCUMENTATION, HOWEVER CAUSED AND ON ANY THEORY OF THE LIABILITY. THIS LIMITATION WILL APPLY EVEN IF AUTODESK OR ANY AUTODESK RESELLER HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH LOSS OR DAMAGE. YOU ACKNOWLEDGE THAT THE LICENSE FEE REFLECTS THIS ALLOCATION OF RISK.

AUTODESK SHALL HAVE NO RESPONSIBILITY OR LIABILITY WHATSOEVER ARISING FROM LOSS OR THEFT OF THE SOFTWARE OR OF ANY COPY PROTECTION DEVICE WITH WHICH THE SOFTWARE IS SUPPLIED. SPECIFICALLY, AUTODESK SHALL NOT BE OBLIGATED TO REPLACE ANY LOSS OR STOLEN SOFTWARE OR COPY PROTECTION DEVICE. YU ARE SOLELY RESPONSIBLE FOR SAFEGUARDING THE SOFTWARE AND ANY COPY PROTECTION DEVICE FROM LOSS OR THEFT AND PROTECTING YOUR INVESTMENT THROUGH INSURANCE OR OTHERWISE. The above limitation may not apply to you because some jurisdictions do not allow the limitation or exclusion of liability for incidental or consequential damages.

7. RESTRICTED RIGHTS FOR US GOVERNMENT CUSTOMERS.

This Software and Documentation are provided with RESTRICTED RIGHTS for US Government customers. Use, duplication, or disclosure by the US Government is subject to restrictions as set forth in FAR 12.212 (Commercial Computer Software - Restricted Rights) and DFAR 227.7202 (Rights in Technical Data and Computer Software), as applicable. Manufacturer is Autodesk, Inc., 111 McInnis Parkway, San Rafael, California 94903.

8. CANADIAN SALES.

If you purchased this product in Canada, you agree to the following: The parties hereto confirm that it is their wish that this Agreement, as well as other documents relating hereto, including Notices, have been and shall be written in the English language only. Les parties sux présentes confirment leur volanté que cette Convention de méme que tous les documents y compris tout avis qui s'y rattache, soient rédigés en langue anglaise.

9. GENERAL.

A. This license shall terminate without further notice or action by Autodesk if you, the licensee, shall become bankrupt, make an arrangement with your creditors or go into liquidation.

B. This Agreement shall not be governed by the UN Convention on Contracts for the Sale of Goods; rather this Agreement shall be governed by the laws of the State of California, U.S.A., including its uniform Commercial Code without reference to conflict-of-laws principles. This Agreement is the entire agreement between us and supersedes any other communications or advertising with respect to the Software and Documentation. If you have nay questions, please contact your Authorized Autodesk Reseller.

C. If any provision of these license conditions is found to be invalid or otherwise unenforceable, the further conditions of this license will remain fully effective and the parties will be bound by obligations which approximate, as closely as possible, the effect of the provision found invalid or unenforceable, without being themselves invalid or unenforceable.

D. If you have any questions pleas sent written inquiries to: Autodesk, Inc., Customer Service, 111 McInnis Parkway, San Rafael, California, 94903.